Exhibit 99.1

CONTACT: (206) 622-4191
Tom Wyatt, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, December 8, 2005. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its second quarter ended October 31, 2005.

For the quarter ended October 31, we had the following results:

(in millions, except percentage and per share data)	2005	2004
Net Sales	$33.7	$35.5
Gross Profit	$15.0	$17.1
Gross Margin	44.6%	48.2%
Net Income	$0.9	$2.9
Earnings Per Share	$0.08	$0.26

For the six months ended October 31, we had the following results:

(in millions, except percentage and per share data)	2005	2004
Net Sales	$63.4	$67.4
Gross Profit	$29.1	$32.9
Gross Margin	45.8%	48.8%
Net Income	$3.0	$6.2
Earnings Per Share	$0.26	$0.54

Balance Sheet Summary:

(in millions)	October 31, 2005	April 30, 2005	October 31, 2004
Cash and Short-Term Investments	$40.3	$40.6	$42.6
Accounts Receivable	$19.5	$21.8	$19.2
Inventories	$25.0	$25.4	$23.6
Working Capital*	$65.4	$82.6	$79.3
Shareholders’ Equity*	$70.7	$87.9	$84.4

* Reflects recognition of the $14.7 million special dividend payable

Financial Results and Management Viewpoint:

Sales in the second quarter declined 5.3% year-over-year, driven by decreases in our corporate and golf business units. The decline was partially offset by sales increases in our specialty retail and consumer direct business units. “The second quarter was impacted by the same factors that have impacted our previous quarters; that being product design and quality. While our strategic objectives address these issues, as we have said before, we will not see the impact of the changes we have implemented until the second half of this year,” said Tom Wyatt, Chief Executive Officer. “We are transitioning to our new Spring line and new Classics line with updated and technical fabrications and more classic styling and colors. However, sales of our Fall line continued to be impacted by a weak product offering.”

In September, we launched our new consumer catalog and re-designed our web site, which has had a positive impact on sales. This consumer direct initiative not only adds a new channel of distribution to increase sales, but also serves as a strategic branding tool.

Sales in the corporate channel were down during the second quarter as we continued to experience the weakness of our 2005 Classics line. “We continue to receive very positive feedback from our customers on the 2006 Classics line that was launched three months early, in October,” said Wyatt. “We expect to begin seeing the revenue impact of the new introductions in our fourth fiscal quarter.”

Golf sales were down 26.9% for the quarter as compared to the prior year. A portion of the decrease is attributable to the Ryder Cup tournament held last year. The tournament is held once every four years in the United States and as a result of Cutter & Buck’s partnership with the PGA, we are the largest apparel provider in terms of sales to the tournament. Excluding the Ryder Cup tournament, golf sales were down approximately 21% driven by the weakness of our Fall Fashion delivery along with the continued softness in the golf industry.

Sales increased 6.4% in the specialty retail channel driven by our Big & Tall customer base and 10.6% in the international channel. Both of these channels are performing well for us and we expect continued growth in these channels in the future.

With the introduction of our consumer catalog, initially mailed in September, we are now breaking out our consumer direct sales (see Table B). The consumer direct channel includes sales from our consumer catalog and web site. “Initial sales from the new catalog are in line with our expectations and the response from both the end consumer and our wholesale customers has been encouraging,” said Wyatt.

During the quarter, the gross margin was 44.6%, a 360 basis point decrease from the second quarter last year. “There were two primary reasons for the decrease in our second quarter margin,” explained Ernie Johnson, Chief Financial Officer. “First, during the quarter, we were selling off our discontinued Classics inventory through our normal selling channels at discounted prices. We introduced our new Classics line earlier than in past years to coincide with the mailing of our new corporate catalog, so we needed to discount our discontinued styles earlier. In prior years, we began discounting our discontinued styles in October with delivery of the new styles in January. This year we began taking markdowns in August based upon the earlier delivery of the new styles in October and November. We expect to liquidate remaining discontinued Classics in January and early fourth quarter.”

“The second cause of the lower margin this quarter is that we increased our inventory reserve by $0.2 million primarily due to the weakness of the Fall Fashion merchandise, particularly in the golf channel. With this increase in the reserve, we believe that our discontinued Classics and Fall Fashion inventories are reflected in the balance sheet at their net realizable value.”

Selling, general and administrative expenses totaled $13.4 million in the second quarter compared to $11.6 million in fiscal 2005. The increase was primarily due to additional marketing and consumer catalog costs. During the quarter, we incurred $1.1 million of expenses associated with the start-up and shipping of the new direct to consumer catalog including front-end costs to facilitate timely mailing in order to take full advantage of the holiday season. In addition, we incurred costs associated with the early release of the annual corporate catalog, which was distributed during the third fiscal quarter in the prior year. We also incurred costs this year that we did not last year associated with corporate governance and other shareholder matters that were initiated by our largest shareholder.

Our balance sheet remains strong, with cash and investments totaling $40.3 million at the end of the quarter and no debt. In November, the special dividend of $14.7 million was paid. During the quarter, we generated $1.4 million in free cash flow (defined as cash provided by operating activities less purchases of fixed assets). Accounts receivable averaged 51 days’ sales outstanding during the quarter compared to 48 days for the same period last year.

Inventories were $25.0 million at the end of the quarter compared to $23.6 million at October 31, 2004. During the quarter ended October 31, 2005, inventories decreased $3.7 million or 12.9%. During the same period last year, inventories decreased $2.3 million or 8.9%. “While we remain focused on our inventory levels, we do expect our inventory to seasonally increase during the third quarter as we bring in our new Classics inventory that is available on an “at once” basis throughout the year. Also during the third quarter, we will be bringing in our Spring Fashion line that primarily ships during the fourth quarter,” said Johnson.

Quarterly Dividend, Special Cash Dividend and Stock Repurchase Programs

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend. The quarterly dividend will be payable on January 6, 2006, to shareholders of record on December 22, 2005. In November, we paid a special cash dividend of $1.34 per share totaling $14.7 million.

During the second quarter, we repurchased 275,300 shares of our common stock at an average price of $12.67, for a total cost of $3.5 million. From the inception of our stock repurchase program through the end of October 2005, we have repurchased a total of 652,723 shares of our common stock at an average price of $12.46 for a total of $8.1 million.  There is approximately $6.1 million remaining of the $14.2 million share repurchase authorization.

Final Comments

CEO Tom Wyatt concluded, “I remain encouraged by the response to our new product lines, both the Spring line and the new Classics. Our customers have reacted favorably to our new technical fabrications, our new ‘Signature Collection’ of refined knits, and our return to the quality and styling that Cutter & Buck is known for. In addition, the new consumer catalog is not only a great selling and branding tool, but it is also giving us better insight into the preferences of our end consumer.

“We knew this would be a transition year for us, and as we look to the second half of our fiscal year, our view of the year has not changed from earlier in the year. We continue to expect a modest increase in sales for the year and a moderate decrease in profitability as we continue to invest in initiatives to provide long-term growth. We expect sales growth to initially be driven primarily by our consumer catalog and specialty retail. While some customers that had not bought from us in the last few years have returned to us for Spring, others are waiting to see if we can consistently deliver product at our new level. So, while we continue to receive positive feedback on our new products and expect to see an improving trend, we do not anticipate a large turnaround in one season. We also continue to expect our gross margin will remain in the 44%-48% range and inventories should remain in the $22-$28 million range, with inventories peaking towards the end of the third quarter as we receive our Spring merchandise.

“We remain focused on our strategic plan that was developed to deliver improved product and profitable growth to the company. While 2006 is a challenging year for us, I remain confident we will deliver results that will increase shareholder value over time.”

Conference Call

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, December 8, 2005. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through February 8, 2006. The call can also be accessed at 1-800-642-1687, ID #2869872 through February 8, 2006.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those contained or projected in any forward-looking statements. There are a number of factors that could cause actual results to differ materially from those anticipated by any forward-looking statements. Those factors include, but are not limited to, the following:  the ability of the Company to control costs and expenses, costs associated with the upgrade and replacement of some of our computer systems, costs associated with our marketing initiatives, and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; The Company’s ability to maintain relationships with its sponsored professional golfers; relations with and performance of suppliers; the Company’s ability to carry out successful designs, effectively advertise and communicate with the marketplace, and penetrate its chosen distribution channels; the Company’s ability to appropriately price its products; the number of golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the Company’s technology and information systems while enhancing and changing systems; attracting and retaining employees, including key management personnel; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions, including impacts of disease and terrorism and responses thereto, including war. Under the Board’s remaining $6.1 million stock repurchase authorization, the company may repurchase all $6.1 million of its stock, or no further shares of its stock, or any amount in between, depending on the trading price of the company’s stock, market conditions, or for any other reason. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above, or included in the Company’s SEC filings, that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
(in thousands)	2005	2004	2005	2004

Net sales	$33,669	$35,538	$63,410	$67,437
Cost of sales	18,651	18,399	34,347	34,546
Gross profit	15,018	17,139	29,063	32,891

Operating expenses:
Selling, general and administrative	13,401	11,609	24,317	21,623
Depreciation	750	691	1,416	1,457
Restatement expenses	(165)	268	(648)	281
Total operating expenses	13,986	12,568	25,085	23,361
Operating income	1,032	4,571	3,978	9,530

Interest income (expense)
Interest income	345	149	653	253
Interest expense	(1)	(13)	(9)	(30)
Net interest income (expense)	344	136	644	223
Pre-tax income	1,376	4,707	4,622	9,753
Income tax expense	485	1,792	1,629	3,588
Net income	$891	$2,915	$2,993	$6,165

Table B: Summary of Net Sales by Business Unit

	Three Months Ended October 31,			Percent
(in thousands, except percent change)	2005	2004	Decrease	Change
Corporate	$13,995	$14,559	$(564)	(3.9)%
Golf	7,322	10,022	(2,700)	(26.9)
Specialty Retail	8,885	8,350	535	6.4
Consumer Direct	1,149	355	794	223.7
International	806	729	77	10.6
Other	1,512	1,523	(11)	(0.7)
Total	$33,669	$35,538	$(1,869)	(5.3)%

	Six Months Ended October 31,			Percent
(in thousands, except percent change)	2005	2004	Decrease	Change

Corporate	$27,737	$29,701	$(1,964)	(6.6)%
Golf	15,213	18,849	(3,636)	(19.3)
Specialty Retail	14,363	13,672	691	5.1
Consumer Direct	1,638	711	927	130.4
International	1,554	1,415	139	9.8
Other	2,905	3,089	(184)	(6.0)
Total	$63,410	$67,437	$(4,027)	(6.0)%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

(in thousands)	October 31, 2005	April 30, 2005	October 31, 2004
		(audited)
Assets
Current assets:
Cash and cash equivalents	$17,049	$11,752	$16,689
Short-term investments	23,260	28,831	25,880
Accounts receivable	19,511	21,814	19,216
Inventories	24,984	25,398	23,633
Other current assets	5,565	5,648	5,004
Total current assets	90,369	93,443	90,422

Furniture and equipment, net	6,675	6,734	6,311
Other assets	1,726	1,779	2,188
Total assets	$98,770	$101,956	$98,921

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,202	$3,077	$3,600
Accrued liabilities	6,090	7,631	5,767
Dividend payable	14,653	—	—
Income taxes payable	—	—	1,419
Current portion of capital lease obligations	19	111	315
Total current liabilities	24,964	10,819	11,101

Other liabilities	3,125	3,262	3,423

Total shareholders’ equity:	70,681	87,875	84,397
Total liabilities and shareholders’ equity	$98,770	$101,956	$98,921

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
(in thousands)	2005	2004	2005	2004
Operating activities:
Net income	$891	$2,915	$2,993	$6,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	764	740	1,443	1,552
Tax benefit on exercise of stock options	24	—	189	—
Deferred income taxes	35	—	113	—
Deferred compensation	23	—	47	—
Loss on fixed asset disposal	40	—	40	—
Deferred gain on sale and leaseback of capital assets	—	(2)	—	(3)
Changes in assets and liabilities:
Accounts receivable, net	(1,323)	(1,098)	2,303	3,286
Inventories, net	3,703	2,305	414	(1,695)
Prepaid expenses and other assets	(13)	(225)	(360)	(175)
Accounts payable, accrued liabilities and other liabilities	(2,015)	(2,002)	(553)	(1,034)
Income taxes payable	(29)	(861)	383	201
Net cash provided by operating activities	2,100	1,772	7,012	8,297

Investing activities:
Purchases of furniture and equipment	(732)	(1,393)	(1,424)	(1,573)
Purchases of short-term investments	(10,895)	(21,898)	(37,203)	(42,316)
Maturities of short-term investments	17,910	22,418	42,774	34,388
Net cash provided by (used in) investing activities	6,283	(873)	4,147	(9,501)

Financing activities:
Issuance of common stock	110	503	593	902
Repurchases of common stock	(3,488)	(923)	(4,804)	(1,099)
Payment of dividends	(774)	(759)	(1,559)	(1,300)
Principal payments under capital lease obligations	(27)	(162)	(92)	(325)
Net cash used in financing activities	(4,179)	(1,341)	(5,862)	(1,822)

Net increase (decrease) in cash and cash equivalents	4,204	(442)	5,297	(3,026)
Cash and cash equivalents, beginning of period	12,845	17,131	11,752	19,715
Cash and cash equivalents, end of period	$17,049	$16,689	$17,049	$16,689